Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036

May 1, 2015

Moelis & Company

399 Park Avenue, 5th Floor

New York, New York 10022

Re:	Moelis & Company
Registration Statement on Form S-3
(File No. 333-203499)

Ladies and Gentlemen:

We have acted as special counsel to Moelis & Company, a Delaware corporation (the “Company”), in connection with the offering (the “Offering”) (a) by the Company of up to an aggregate of 3,292,937 shares of the Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”), that may be issued from time to time to certain holders of Class A partnership units in Group LP (as defined below) (such shares of Class A Common Stock, the “Exchange Shares”) and (b) by the selling stockholders named in the table under the heading “Selling Stockholders” in the Registration Statement (as defined below) of up to an aggregate of 111,477 shares of Class A Common Stock (the “Selling Stockholder Shares” and, together with the Exchange Shares, the “Shares”). The Exchange Shares are issuable pursuant to the Amended and Restated Agreement of Limited Partnership of Moelis & Company Group LP, a Delaware Limited Partnership (“Group LP”), dated as of April 15, 2014 and as further amended on November 7, 2014 (the “Partnership Agreement”), by and among Moelis & Company Group GP LLC, the Company and each of the limited partners thereto. The Selling Stockholder Shares are either (i) issued and outstanding as of the date hereof (the “Outstanding Shares”) or (ii) issuable upon exercise of options to purchase shares of Class A Common Stock (the “Option Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement on Form S-3 (File No. 333-203499) of the Company, as filed with the Securities and Exchange Commission (the “Commission”) under the

Moelis & Company

May 1, 2015

Act on April 15, 2015; (b) Pre-Effective Amendment No. 1 thereto (such Registration Statement, as so amended, being hereafter referred to as (the “Registration Statement”); (c) the Amended and Restated Certificate of Incorporation of the Company; (d) the Amended and Restated Bylaws of the Company; (e) certain resolutions of the Board of Directors of the Company relating to the issuance of the Shares and related matters (the “Board Resolutions”); (f) the agreement for the issuance of the Option Shares to certain holders (the “Option Agreement”); and (g) the Partnership Agreement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and Group LP and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company, Group LP and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company and Group LP, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that the consideration recited in the board resolutions approving the issuance of the Outstanding Shares has been received in full by the Company. In addition, we have assumed that the consideration recited in the board resolutions approving the issuance of the Exchange Shares and the Option Shares will be received in full by the Company. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company, Group LP and others and of public officials.

We do not express any opinion with respect to the laws of any jurisdiction other than Delaware corporate law (including, to the extent applicable, the Delaware constitution and judicial decisions) and we do not express any opinion as to the effect of any other laws on the opinions stated herein.

Based upon and subject to the foregoing, we are of the opinion that:

1.                                      The Exchange Shares have been duly authorized by all requisite corporate action on the part of the Company and, when the Exchange Shares are issued in accordance with the terms of the Partnership Agreement in exchange for Class A partnership units in Group LP, will be validly issued, fully paid and non-assessable.

2.                                      The Outstanding Shares have been duly authorized by all requisite corporate action on the part of the Company and were validly issued and are fully paid and non-assessable.

3.                                      The Option Shares have been duly authorized by all requisite corporate action on the part of the Company and, upon the exercise of the options in accordance with the Option Agreement, the Option Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal

Moelis & Company

May 1, 2015

Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP